EXHIBIT 99.1

Tupperware Brands Reports First Quarter Results

  First quarter sales up slightly in U.S. dollars and 7% in local currency+ versus last year.
  GAAP diluted E.P.S. $1.02, versus $1.06 last year. Adjusted*, diluted E.P.S. $1.31, up 24% in local currency and 13 cents above high-end of guidance.
  Total sales force count up 6% year-over-year.

ORLANDO, Fla., April 23, 2014 (GLOBE NEWSWIRE) -- (NYSE:TUP) Tupperware Brands Corporation today announced first quarter 2014 operating results.

Rick Goings, Chairman and CEO, commented, "In spite of everything that was going on around the world from challenging macroeconomic environments to extreme weather conditions, bitter winter in some markets to drought in Malaysia, we continued to deliver positive results with first quarter sales at the high end of our guidance and adjusted EPS well above our high-end. Even excluding currency movements compared with our January guidance and a higher than expected increase in sales and profit in Venezuela, we came in with adjusted EPS above the high end of the outlook we provided in January with sales in local currency at the low end of our range. The benefit of our global portfolio of relationship based businesses moderated the impact of external pressure on any one market. Once again, the strength of our emerging markets was able to mitigate the challenges we faced in some of our established markets as we continued to work through the implementation of strategies to drive future growth."

Goings continued, "We invested in many of these emerging markets 15+ years ago and are now recognizing the benefit of those decisions. Our business continues to work especially well in emerging markets, not only because of their large populations, growing middle classes, and desire for international quality brands, but also because of their entrepreneurial spirit. We are both a brand and a channel with premium products sold through our 2.9 million global sales force to external customers."

First Quarter Executive Summary

  First quarter 2014 net sales were $663 million. Emerging markets**, accounting for 64% of sales, achieved a 14% increase in local currency. Established markets were down 4% in local currency, a 1 percentage point improvement over fourth quarter 2013.
  GAAP net income of $52.2 million versus $58.2 million in the prior year, which included $12 million pretax more of net expense "items" primarily related to the impact from amounts on the balance sheet of the devaluation of the Venezuelan bolivar, was down 10% in dollars and up 1% in local currency. Adjusted diluted E.P.S. of $1.31 included 12 cents of negative impact versus 2013 from changes in foreign exchange rates, which was 2 cents better than included in January's guidance.
  Cash outflow from operating and investing activities was $29 million, versus an inflow of $5 million in 2013 that included $9 million associated with premiums and accrued interest on the sale of senior notes, and a much lower outflow from tax payments due to timing.
  In the first quarter, the Company returned $43 million to shareholders through a dividend payout of $33 million and the repurchase of 130 thousand shares for $10 million. Since 2007, 20 million shares have been repurchased for $1.2 billion, with $0.8 billion left under an authorization that runs until February 2017.
  Total sales force of 2.9 million was up 6% versus prior year at the end of the quarter, with improvement in most markets.

First Quarter Business Highlights

Europe: Solid results in Turkey and low to high teen increases in both South African businesses, offset by impact of low activity primarily in established markets and CIS

  Segment sales, down 1% versus last year reported and up 1% in local currency, a sequential improvement from -2% in local currency in the fourth quarter of 2013.
  Emerging markets were up 8% in local currency. Primarily driven by Turkey, up 19%, Tupperware South Africa, up 13% and Avroy Shlain up 17%, largely offset by CIS, which was down 18% but had a 13 percentage point improvement over the fourth quarter.
  Established markets were down 1% in local currency, a continued sequential improvement in trend. Germany with a 4% sales force advantage at the end of the quarter, but lower sales force productivity, was down 3%, an 11 point improvement over prior quarter, France's local currency sales were down 6%, reflecting a poor reception by the sales force to the January promotional program. Sales trends improved through the remainder of the quarter and France ended the quarter with a 9% sales force advantage.

Asia Pacific: Indonesia and China sales up double digits

  Sales for the segment down 2% reported and up 9% in local currency, driven by the emerging markets up 12% in local currency, led by China, up 29%, and Indonesia, up 25%. India was down by 14% and Malaysia/Singapore by 4%. There is a continuing focus on mitigating macroeconomic factors in India, as well as focusing top end sales force leaders on recruiting, training and activating sales force members.
  Established markets in the segment were even with prior year in local currency, a 3 point improvement over prior quarter, as they continued to execute strategies to stabilize and improve sales force and sales force leadership levels.
  Active sales force up 1%. The 8 percentage point difference between the sales and active seller comparisons was primarily related to a mix shift toward Indonesia and China that have a higher average order size than the segment overall.

Tupperware North America: Tupperware Mexico up 12%, including 6 point benefit from higher B2B sales

  Segment sales, down 2% reported and up 2% in local currency. Tupperware Mexico sales up 12%, reflected a more active and productive sales force, as well as higher B2B sales, which had a 3 percentage point benefit on the sales comparison for the whole segment.
  Tupperware United States and Canada sales were down 8% in local currency, and included an estimated 4 point impact from severe weather.  The focus continued on building and strengthening the sales force structure and leadership levels. Sales force size closed 2% above the prior year.

Beauty North America: Continued focus on executing and leveraging recently implemented programs

  Sales for the segment were down 14% reported and 11% in local currency. Fuller Mexico sales were down 9%, but reflected a 2 point improvement versus prior quarter. Saw slightly improved sales force activity and productivity towards the end of quarter. Continued focus on stabilizing and growing the number of sales managers and total sales force size.
  BeautiControl sales were down 17%. Sales force size decreased through the quarter due primarily to a less costly and more substantive recruiting approach. Through engagement of the top end of the sales force, there is a continuing focus on developing a larger and more active sales force and executing on the programs in place.

South America: Continued good recruiting resulted in 17% sales force increase

  Sales up 24% reported and 47% in local currency, driven by Brazil and Venezuela. Brazil was up 23% in local currency primarily by leveraging a larger sales force size. Venezuela was up over 100%, with sales of $32.9 million and profit of $9.2 million in 2014 versus $14.3 million of sales and $2.4 million of profit in the 2013 quarter, primarily reflecting higher prices due to inflation and less promotional activity.  Venezuela's operating activity in the quarter was translated at an exchange rate of 6.3 bolivars to the U.S. dollar. U.S. GAAP results also included a non-cash pretax charge of $13.4 million from translating the March balance sheet at an exchange rate of 10.8 bolivars to the U.S. dollar. Excluding Venezuela, segment sales were up 22% in local currency.
  Active sales force up 10%. The 37 point difference between the sales and active seller comparisons primarily reflected the ongoing strategies to increase average order size in Argentina, and inflation related price increases throughout the segment.

2014 Outlook (Unaudited)

Based on current business trends and foreign currency rates, the Company's second quarter and full year 2014 guidance is provided below.

Company Level

	13 Weeks Ended		13 Weeks	52 Weeks Ended		52 Weeks
	June 28, 2014		Ended	Dec 27, 2014		Ended
	Low	High	June 29, 2013	Low	High	Dec 28, 2013
USD Sales Growth vs Prior Year	(1)%	1%	8%	0%	2%	3%
GAAP EPS	$1.24	$1.29	$1.43	$4.97	$5.12	$5.17
GAAP Pre-Tax ROS	12.7%	12.9%	14.6%	12.8%	12.9%	13.5%

Local Currency+ Sales Growth vs Prior Year	5%	7%	8%	5%	7%	6%
EPS Excluding Items*	$1.44	$1.49	$1.46	$5.66	$5.81	$5.43
Pre-Tax ROS Excluding Items	14.4%	14.6%	15.0%	14.3%	14.4%	14.1%

FX Impact on EPS Excluding Items Comparison (a)	($0.13)	($0.13)		($0.38)	($0.38)
(a) Impact of changes in foreign currency versus prior year are updated monthly and posted on: http://ir.tupperwarebrands.com/foreign-exchange-impact.cfm.

Full year 2014

  Net interest expense is expected to be around $46 million.
  Tax rate excluding items is expected to be 25%, and 26% on a U.S. GAAP basis.
  Reflects $185 million full-year open market share repurchases, of which $10 million is in the second quarter.
  Diluted earnings per share guidance includes for Venezuela first quarter operating activity translated at 6.3 Bs/$, and amounts on the balance sheet at the end of March 2014 and operating activity for the remainder of 2014 translated at 10.8 Bs/$. The pretax expense impact from amounts on the balance sheet as of the end of March 2014 was $13.4 million in the first quarter and is expected to be $6.3 million in the second and third quarters and is included in the U.S. GAAP earnings per share and return on sales data above but not in the data excluding items. If a rate of 49 bolivars to the U.S. dollar were used instead of 10.8, the first quarter 2014 amount would have been $16 million higher and the second and third quarter forecast amount would have been $7 million higher.

Segment Level

  For the full year, sales in local currency are expected to be about even in Europe and Tupperware North America, up high-single to low-double digit in Asia Pacific, down high single digit in Beauty North America and up close to 30% percent in the South America segment.  Venezuela's forecasted sales increase being above the segment's average accounts for a high single digit share of the increase for the segment.
  Pre-tax return on sales without items for the full year, versus 2013, is expected to increase modestly in Europe and Asia Pacific, to be up about 1 point in Tupperware North America and in South America, and to decrease a couple of percentage points in Beauty North America.

* See Non-GAAP Financial Measures Reconciliation Schedules.

** The Company classifies Established Market Units as those operating in Western Europe (including Scandinavia), the United States, Canada, Australia and Japan and its remaining units as Emerging Market Units.

+ Local currency changes are measured by comparing current year results with those of the prior year translated at the current year's foreign exchange rates.

First Quarter Earnings Conference Call

Tupperware Brands will conduct a conference call and simultaneous webcast presentation including slides today, Wednesday, April 23, 2014, at 10:00 am Eastern time. The conference call and slides will be webcast and accessible, along with a copy of this news release, on www.tupperwarebrands.com.

Tupperware Brands Corporation is the leading global marketer of innovative, premium products across multiple brands utilizing a relationship based selling method through an independent sales force of 2.9 million. Product brands and categories include design-centric preparation, storage and serving solutions for the kitchen and home through the Tupperware brand and beauty and personal care products through the Armand Dupree, Avroy Shlain, BeautiControl, Fuller Cosmetics, NaturCare, Nutrimetics, and Nuvo brands.

The Company's stock is listed on the New York Stock Exchange (NYSE:TUP). Statements contained in this release, which are not historical fact and use predictive words such as "outlook", "expects" or "target" are forward-looking statements. These statements involve risks and uncertainties that include recruiting and activity of the Company's independent sales forces, the success of new product introductions and promotional programs, governmental approvals of materials for use in food containers and beauty and personal care products, changes in the fair value of previously acquired businesses and trade names, the success of buyers in obtaining financing or attracting tenants for commercial and residential developments, the effects of economic and political conditions generally and foreign exchange risk in particular and other risks detailed in the Company's periodic reports as filed in accordance with the Securities Exchange Act of 1934.

The Company updates each month the impact of changes in foreign exchange rates versus the prior year, posting it on; http://ir.tupperwarebrands.com/foreign-exchange-impact.cfm. Other than updating for changes in foreign currency exchange rates, the Company does not intend to update forward-looking information, except through its quarterly earnings releases, unless it expects diluted earnings per share for the current quarter, excluding items impacting comparability and the impact of changes in foreign exchange rates, to be significantly below its previous guidance.

Non-GAAP Financial Measures

The Company has utilized non-GAAP financial measures in this release, which are provided to assist readers' understanding of the Company's results of operations. These amounts, identified as items impacting comparability, at times materially impact the comparability of the Company's results of operations. The adjusted information is intended to be indicative of Tupperware Brands' primary operations, and to assist readers in evaluating performance and analyzing trends across periods.

The non-GAAP financial measures exclude gains from the sale of property, plant and equipment and insurance settlements related to casualty losses, inventory obsolescence in conjunction with decisions to exit or significantly restructure businesses, asset retirement obligations, and re-engineering and impairment charges. Further, while the Company is engaged in a multi-year program to sell land adjacent to its Orlando, Florida headquarters, and also disposes of other excess land and facilities periodically, these activities are not part of the Company's primary business operations.  Additionally, amounts recognized in any given period are not indicative of amounts that may be recognized in any particular future period. For this reason, these amounts are excluded as indicated.  Further, the Company excludes significant charges related to casualty losses caused by significant weather events, fires or similar circumstances. It also excludes any related gains resulting from the settlement of associated insurance claims. While these types of events can and do recur periodically, they are excluded from indicated financial information due to their distinction from ongoing business operations, inherent volatility and impact on the comparability of earnings across quarters. Also, the Company periodically records exit costs accounted for using the applicable accounting guidance for exit or disposal cost obligations and other amounts related to rationalizing its supply chain operations and other restructuring activities, including upon liquidation of operations in a country the recognition in income of amounts previously recorded in equity as a cumulative translation adjustment, and believes these amounts are similarly volatile and impact the comparability of earnings across quarters. Therefore, they are also excluded from indicated financial information to provide what the Company believes represents a useful measure for analysis and predictive purposes.

The Company believes that excluding from indicated financial information costs incurred in connection with a significant change in its capital structure that is of a nature that would be expected to recur sporadically, also provides a useful measure for analysis and predictive purposes. The Venezuelan government over the last several years has severely restricted the ability to translate bolivars into U.S. dollars and has mandated at various levels the exchange rate for U.S. dollars. Due to the sporadic timing and magnitude of changes in the mandated exchange rates, the Company's non-GAAP measures exclude for analysis and predictive purposes, the impact from devaluations on the bolivar denominated net monetary assets, inventory and non-recurring deferred tax balance sheet positions of the Company in Venezuela at the time of such devaluations, which have occurred recently for reporting purposes in the first quarters of both 2013 and 2014.

The Company has also elected to present financial measures excluding the impact of amortizing the purchase accounting carrying value of certain definite-lived intangible assets, primarily the value of its Fuller trade name recorded in connection with the Company's December 2005 acquisition of the direct selling businesses of Sara Lee Corporation.  The amortization expense related to these assets will continue for several years.  Similarly, in connection with its evaluation of the carrying value of acquired intangible assets and goodwill, the Company has periodically recognized impairment charges.  The Company believes that these types of non-cash charges will not be representative in any single reporting period of amounts recorded in prior reporting periods or expected to be recorded in future reporting periods. Therefore, they are excluded from indicated financial information to also provide a useful measure for analysis and predictive purposes.

As the impact of changes in exchange rates are an important factor in understanding period-to-period comparisons, the Company believes the presentation of results on a local currency basis, in addition to reported results, helps improve readers' ability to understand the Company's operating results and evaluate performance in comparison with prior periods. The Company presents local currency information that compares results between periods as if current period exchange rates had been the exchange rates in the prior period. The Company uses results on a local currency basis as one measure to evaluate performance. The Company generally refers to such amounts as calculated on a local currency basis, as restated or excluding the impact of foreign currency. These results should be considered in addition to, not as a substitute for, results reported in accordance with GAAP. Results on a local currency basis may not be comparable to similarly titled measures used by other companies and are not measures of performance presented in accordance with GAAP.

In information included with this release, the Company has referred to Adjusted EBITDA and a Debt/Adjusted EBITDA ratio, which are non-GAAP financial measures used in the Company's credit agreement. The Company uses these measures in its capital allocation decision process and in discussions with investors, analysts and other interested parties and therefore believes it is useful to disclose this amount and ratio. The Company's calculation of these measures is in accordance with its credit agreement, and is set forth in the reconciliation from GAAP amounts in an attachment to this release; however, the reader is cautioned that other companies define these measures in different ways, and consequently they will likely not be comparable with similarly labeled amounts disclosed by others.

TUPPERWARE BRANDS CORPORATION
FIRST QUARTER SALES STATISTICS*

(UNAUDITED)

All Units	Reported Sales Inc/(Dec)%	Restated+ Sales Inc/(Dec)%	Active Sales Force	Inc/(Dec) vs. Q1 '13%		Total Sales Force	Inc/(Dec) vs. Q1 '13%
Europe++	(1)	1	104,041	(3)		679,141	10	[g]
Asia Pacific++	(2)	9	235,043	1	[a]	1,022,057	10
TW North America	(2)	2	96,542	5	[b,e]	340,304	2
Beauty North America	(14)	(11)	238,708	(11)	[c]	465,617	(10)	[c]
South America	24	47	98,631	10	[d]	374,315	17
Total All Units	--	7	772,965	(2)	[b,f]	2,881,434	6

Emerging Market Units

Europe	(8)	8	63,648	(6)		489,062	10	[g]
Asia Pacific	--	12	207,202	1	[a]	913,464	11
TW North America	7	12	86,731	5	[b]	257,132	1
Beauty North America	(13)	(9)	210,076	(10)	[c]	389,430	(9)	[c]
South America	24	47	98,631	10	[d]	374,315	17
Total Emerging Market Units	2	14	666,288	(2)	[b]	2,423,403	7

Established Market Units

Europe++	3	(1)	40,393	4		190,079	9
Asia Pacific++	(10)	--	27,841	6		108,593	2
TW North America	(9)	(8)	9,811	1	[e]	83,172	2
Beauty North America	(17)	(17)	28,632	(18)	[c]	76,187	(15)	[c]
South America	--	--	--	--		--	--
Total Established Market Units	(3)	(4)	106,677	(3)		458,031	1

* Sales force statistics as collected by the Company and, in some cases, provided by distributors and sales force. The Company classifies Established Market Units as those operating in Western Europe, including Scandinavia, the United States, Canada, Australia and Japan, and its remaining units as Emerging Market Units. Active Sales Force is defined as the average number of people ordering in each cycle over the course of the quarter, and Total Sales Force is defined as the number of sales force members of the units as of the end of the quarter.

+ Local currency changes are measured by comparing current year results with those of the prior year translated at the current year's foreign exchange rates.

++ Effective as of the beginning of 2014, Nutrimetics France is being managed by and reported in the Asia Pacific segment. Prior year information has been reclassified.

Notes

a Local currency sales increase above active seller increase reflected a mix shift toward Indonesia and China, which have higher than average order sizes, including in China because it operates an outlet model without a traditional sales force, and away from India that has a lower than average order size.

b Higher B2B sales in Mexico had a 3, 6, 0.4 and 0.6 point positive impact on the local currency sales comparisons for total Tupperware North America, Tupperware North America emerging markets, total Company and total emerging markets, respectively.

c The sales force size deficit in the Beauty North America segment reflects a lower number and lower recruiting success of Field Managers at Fuller Mexico, and the need to better engage with the sales force leadership levels at BeautiControl, both of which are being addressed. The lower total sales force size led to the lower number of active sellers in these businesses.

d The active seller comparison in South America lagging the local currency sales increase primarily reflected inflation related price increases across the segment.

e The increase in the active seller comparison versus the local currency sales decrease in Tupperware North America established markets reflected year-over-year differences in the promotional program designed to engage a greater number and proportion of those in the total sales force as a result of less parties dated and held in light of harsh weather conditions during much of the quarter.

f The single biggest factor leading to the overall Company's increase in sales in local currency versus a decrease in active sellers came from a mix shift away from Fuller Mexico that, based on its model, has a lower than average order size and a higher than average activity rate. The factors outlined in notes a - e above also contributed to the difference.

g The most significant factors in the better total sales force size versus active sales force size comparison in Europe were more conservative activity information reported by the distributors in the CIS, along with disruption in the sales force manager force in that unit due to a change in an entrepreneur tax in 2013 that has been rescinded as of the beginning of 2014.

TUPPERWARE BRANDS CORPORATION
CONSOLIDATED STATEMENTS OF INCOME

(UNAUDITED)

(In millions, except per share data)	13 Weeks Ended Mar. 29, 2014	13 Weeks Ended Mar. 30, 2013

Net sales	$ 663.2	$ 662.9
Cost of products sold	221.6	222.8
Gross margin	441.6	440.1

Delivery, sales and administrative expense	344.5	348.5
Re-engineering and impairment charges	2.3	2.2
Gains on disposal of assets	1.8	--
Operating income	96.6	89.4

Interest income	0.7	0.6
Interest expense	12.4	8.9
Other expense	14.1	2.9
Income before income taxes	70.8	78.2
Provision for income taxes	18.6	20.0
Net income	$ 52.2	$ 58.2

Net income per common share:

Basic earnings per share	$ 1.04	$ 1.09

Diluted earnings per share	$ 1.02	$ 1.06

TUPPERWARE BRANDS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(UNAUDITED)

(Amounts in millions, except per share)

	13 Weeks Ended Mar 29, 2014	13 Weeks Ended Mar 30, 2013	Reported % Inc (Dec)	Restated % Inc (Dec)	Foreign Exchange Impact *

Net Sales:
Europe	$ 213.3	$ 214.9	(1)	1	$ (4.4)
Asia Pacific	199.0	202.4	(2)	9	(20.5)
TW North America	81.5	82.8	(2)	2	(2.5)
Beauty North America	73.5	85.5	(14)	(11)	(3.0)
South America	95.9	77.3	24	47	(12.1)

	$ 663.2	$ 662.9	--	7	$ (42.5)

Segment profit (loss):
Europe	$ 40.3	$ 37.5	7	9	$ (0.7)
Asia Pacific	40.9	42.5	(4)	10	(5.3)
TW North America	13.6	12.3	10	15	(0.5)
Beauty North America	(0.7)	6.4	+	+	(0.4)
South America	3.4	5.7	(41)	(26)	(1.2)

	97.5	104.4	(7)	1	(8.1)

Unallocated expenses	(14.4)	(15.7)	(8)	(13)	(0.8)
Gains on disposal of assets	1.8	--	+	+	--
Re-engineering charges	(2.3)	(2.2)	6	6	--
Interest expense, net	(11.8)	(8.3)	41	41	--

Income before taxes	70.8	78.2	(10)	2	(8.9)
Provision for income taxes	18.6	20.0	(7)	4	(2.1)
Net income	$ 52.2	$ 58.2	(10)	1	$ (6.8)

Net income per common share (diluted)	$ 1.02	$ 1.06	(4)	9	(0.12)

Weighted Average number of diluted shares	51.1	54.7

* 2014 actual compared with 2013 translated at 2014 exchange rates.
+ Greater than 100 percent change.

TUPPERWARE BRANDS CORPORATION
NON-GAAP FINANCIAL MEASURES
(UNAUDITED)
(In millions except per share data)
	13 Weeks Ended Mar 29, 2014				13 Weeks Ended Mar 30, 2013
	Reported	Adj's		Excl Adj's	Reported	Adj's		Excl Adj's
Segment profit (loss)
Europe	$ 40.3	$ --		$ 40.3	$ 37.5	$ --		$ 37.5
Asia Pacific	40.9	0.6	a	41.5	42.5	0.2	a	42.7
TW North America	13.6	--		13.6	12.3	--		12.3
Beauty North America	(0.7)	3.7	a, d	3.0	6.4	0.1	a	6.5
South America	3.4	13.6	a, b	17.0	5.7	3.9	b	9.6
	97.5	17.9		115.4	104.4	4.2		108.6

Unallocated expenses	(14.4)	--		(14.4)	(15.7)	--		(15.7)
Gains on disposal of assets	1.8	(1.8)	c	--	--	--		--
Re-eng and impairment chgs	(2.3)	2.3	d	--	(2.2)	2.2	d	--
Interest expense, net	(11.8)	--		(11.8)	(8.3)	--		(8.3)
Income before taxes	70.8	18.4		89.2	78.2	6.4		84.6
Provision for income taxes	18.6	3.7	e	22.3	20.0	0.2	e	20.2
Net income	$ 52.2	$ 14.7		$ 66.9	$ 58.2	$ 6.2		$ 64.4

Net income per common share (diluted)	$ 1.02	$ 0.29		$ 1.31	$ 1.06	$ 0.12		$ 1.18

(a) Amortization of intangibles of acquired beauty units.

(b) Translation impact of $13.4 million in 2014 and $3.9 million in 2013 related to the net monetary asset balance sheet position in 2014 and the net monetary asset, inventory, and non-recurring deferred tax balance sheet positions in 2013 from devaluations in the Venezuelan bolivar to 10.8 and 6.3 bolivars to the dollar in 2014 and 2013, respectively.

(c) Gain on disposal of assets of $1.8 million is primarily from the sale of land near the Orlando, FL headquarters.

(d) Re-engineering and impairment charges of $2.3 million in 2014 were mostly for severance costs incurred to reduce headcount in France, Russia and several other of the Company's operations, as well as the Company's decision to cease operating the Armand Dupree business in the United States. Also associated with this decision was an additional $1.6 million charge for inventory obsolescence included in the Beauty North America segment. Re-engineering and impairment charges of $2.2 million in 2013 were primarily severance costs incurred to reduce headcount in Eastern Europe, Argentina, Uruguay, and several other of the Company's operations, as well as relocation and shutdown costs in several other locations.

(e) Provision for income taxes represents the net tax impact of adjusted amounts.

See note regarding non-GAAP financial measures in the attached press release.

TUPPERWARE BRANDS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

(In millions)	13 Weeks Ended March 29, 2014	13 Weeks Ended March 30, 2013

OPERATING ACTIVITIES
Net cash (used in) provided by operating activities	$ (18.3)	$ 13.9

INVESTING ACTIVITIES
Capital expenditures	(14.4)	(9.1)
Proceeds from disposal of property, plant & equipment	4.2	0.5

Net cash used in investing activities	(10.2)	(8.6)

FINANCING ACTIVITIES
Dividend payments to shareholders	(32.6)	(19.7)
Net proceeds from issuance of senior notes	--	200.0
Repurchase of common stock	(16.9)	(103.6)
Repayment of long-term debt and capital lease obligations	(1.0)	(0.5)
Net change in short-term debt	58.5	(71.1)
Debt issuance costs	--	(0.2)
Proceeds from exercise of stock options	4.8	13.8
Excess tax benefits from share-based payment arrangements	5.8	8.3

Net cash provided by financing activities	18.6	27.0

Effect of exchange rate changes on cash and cash equivalents	(17.8)	(4.7)

Net change in cash and cash equivalents	(27.7)	27.6

Cash and cash equivalents at beginning of year	127.3	119.8

Cash and cash equivalents at end of period	$ 99.6	$ 147.4

TUPPERWARE BRANDS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

(In millions)	Mar. 29, 2014	Dec. 28, 2013

Assets

Cash and cash equivalents	$ 99.6	$ 127.3
Other current assets	697.4	651.7
Total current assets	797.0	779.0

Property, plant and equipment, net	297.8	300.9

Other assets	778.8	764.0

Total assets	$ 1,873.6	$ 1,843.9

Liabilities and Shareholders' Equity

Short-term borrowings and current portion of long-term debt	$ 295.4	$ 235.4
Accounts payable and other current liabilities	453.4	502.1

Total current liabilities	748.8	737.5

Long-term debt	619.0	619.9

Other liabilities	235.6	233.6

Total shareholders' equity	270.2	252.9

Total liabilities and shareholders' equity	$ 1,873.6	$ 1,843.9

Debt to Adjusted EBITDA* Ratio as of and for the four quarters ended Mar. 29, 2014: 1.93 times

*Adjusted EBITDA as defined in the Company's credit agreement under Consolidated EBITDA. See calculation attached to this release.

TUPPERWARE BRANDS CORPORATION
NON-GAAP FINANCIAL MEASURES OUTLOOK RECONCILIATION SCHEDULE
April 23, 2014

(UNAUDITED)

($ in millions, except per share amounts)
	Second Quarter 2013 Actual	Second Quarter 2014 Outlook
		Range
		Low	High

Income before income taxes	$ 100.8	$ 86.6	$ 90.0

Income tax	24.5	23.0	23.9
Effective Rate	24%	27%	27%

Net Income (GAAP)	$ 76.3	$ 63.6	$ 66.1

% change from prior year		-17%	-13%

Adjustments(1):
Gains on disposal of assets including insurance recoveries	$ (0.2)	$ (0.1)	$ (0.1)
Impact of Venezuelan bolivar devaluation on balance sheet positions	0.3	4.5	4.5
Re-engineering and other restructuring costs	2.2	4.2	4.2
Acquired intangible asset amortization	0.3	3.0	3.0
Income tax (2)	(0.7)	(1.4)	(1.4)
Net Income (adjusted)	78.2	73.8	76.3

Exchange rate impact (3)	(6.9)	--	--
Net Income (adjusted and 2013 restated for currency changes)	71.3	73.8	76.3

% change from prior year		4%	7%

Net income (GAAP) per common share (diluted)	$ 1.43	$ 1.24	$ 1.29

% change from prior year		-13%	-10%

Net Income (adjusted) per common share (diluted)	$ 1.46	$ 1.44	$ 1.49

Net Income (adjusted & restated) per common share (diluted)	$ 1.33	$ 1.44	$ 1.49

% change from prior year		8%	12%

Average number of diluted shares (millions)	53.5	51.1	51.1

(1) Refer to Non-GAAP Financial Measures section of attached release for description of the general nature of adjustment items
(2) Represents income tax impact of adjustments on an item-by-item basis
(3) Difference between 2013 actual and 2013 translated at current currency exchange rates
See the note related to Venezuela exchange rate on the following page.

TUPPERWARE BRANDS CORPORATION
NON-GAAP FINANCIAL MEASURES OUTLOOK RECONCILIATION SCHEDULE
April 23, 2014

(UNAUDITED)

($ in millions, except per share amounts)
	Full Year 2013 Actual	Full Year 2014 Outlook
		Range
		Low	High

Income before income taxes	$ 360.4	$ 342.3	$ 352.4

Income tax	86.2	89.2	91.7
Effective Rate	24%	26%	26%

Net Income (GAAP)	$ 274.2	$ 253.1	$ 260.7

% change from prior year		-8%	-5%

Adjustments(1):
Gains on disposal of assets including insurance recoveries	$ (0.7)	$ (1.9)	$ (1.9)
Re-engineering and other restructuring costs	9.3	10.2	10.2
Impact of Venezuelan bolivar devaluation on balance sheet positions	4.2	21.3	21.3
Acquired intangible asset amortization	4.8	11.9	11.9
Income tax (2)	(3.5)	(6.7)	(6.7)
Net Income (adjusted)	288.3	287.9	295.5

Exchange rate impact (3)	(20.0)	--	--
Net Income (adjusted and 2013 restated for currency changes)	268.3	287.9	295.5

% change from prior year		7%	10%

Net income (GAAP) per common share (diluted)	$ 5.17	$ 4.97	$ 5.12

% change from prior year		-4%	-1%

Net Income (adjusted) per common share (diluted)	$ 5.43	$ 5.66	$ 5.81

Net Income (adjusted & restated) per common share (diluted)	$ 5.05	$ 5.66	$ 5.81

% change from prior year		12%	15%

Average number of diluted shares (millions)	53.1	50.9	50.9
(1) Refer to Non-GAAP Financial Measures section of attached release for description of the general nature of adjustment items
(2) Represents income tax impact of adjustments on an item-by-item basis
(3) Difference between 2013 actual and 2013 translated at current currency exchange rates
As it relates to Venezuela, the Company's outlook includes first quarter 2014 operating activity translated at 6.3 Bs/$ and operating activity for the remainder of 2014 and net monetary assets, inventory and non-recurring deferred tax assets as of March 29, 2014 at 10.8 Bs/$. If the rate used for translating the March 29, 2014 balance sheet items had instead been 49 Bs/$, the Company estimates the additional pretax impact would be $23 million. The "foreign exchange" impact of translating 2013's second through fourth quarter operating activity at 49 Bs/$ would be $8.8 million ($6.5 million, or $0.13 EPS, after tax).

TUPPERWARE BRANDS CORPORATION
ADJUSTED EBITDA AND DEBT/ADJUSTED EBITDA *

(UNAUDITED)

As of and for the Four Quarters Ended Mar 29, 2014
Adjusted EBITDA:
Net income	$ 268.2
Add:
Depreciation and amortization	58.3
Gross interest expense	43.7
Provision for income taxes	84.8
Pretax non-cash re-engineering and impairment charges	2.0
Equity compensation	19.8
Deduct:
Gains on land sales, insurance recoveries, etc.	(2.5)

Total Adjusted EBITDA	$ 474.3

Consolidated total debt	$ 914.5
Divided by adjusted EBITDA	474.3

Debt to Adjusted EBITDA Ratio	1.93

* Amounts and calculations are based on the definitions and provisions of the Company's $650 million Credit Agreement dated September 11, 2013 and, where applicable, are based on the trailing four quarter amounts. "Adjusted EBITDA" is calculated as defined for "Consolidated EBITDA" in the Credit Agreement.

CONTACT: Investor Contact:
         Teresa Burchfield
         (407) 826-4475